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EXHIBIT 10.2

August 27, 2003

Mr. John Simonelli
President
GrayMark Productions, Inc.
2500 S. McGee, Ste. 147
Norman, OK 73072

RE:
FilmCapital, Inc.

Dear John:

The purpose of this letter agreement is to clarify the letter agreement of of FilmCapital, Inc. addressed to each of us and GrayMark Productions, L.L.C. (the "LLC") dated April 22, 2002 (the "FilmCapital Letter"; see attached). The FilmCapital Letter stipulates that the LLC shall pay FilmCapital the sum of $50,000 for consideration of past services performed by FilmCapital. The consideration was only to be paid if the LLC raised money from outside investors to fund film projects ("Outside Funding").

Each of us, individually and jointly, do hereby represent and warrant that the private placement offering currently being undertaken by GrayMark Productions, Inc. will and does not fall within the scope of Outside Funding under the terms of the FilmCapital Letter. Furthermore, it has always been our intent we would be personally liable for all obligations under and arising from the FilmCapital Letter.

Now, therefore, in consideration of valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of us, individually and jointly, hereby by agree to assume full and complete liability for all obligations, performances, liabilities, debts and responsibilities arising under the FilmCapital Letter and further agree to defend, indemnify and hold harmless GrayMark Productions, Inc. and the LLC from and against (and shall on demand reimburse GrayMark Productions, Inc. for) any and all claims, debts, demands, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets against indebtedness, liens, losses, costs, expenses and liabilities of any kind or character, including attorneys' fees and costs, relating to the FilmCapital Letter and any claims of FilmCapital under or pursuant to the FilmCapital Letter or otherwise.

Agreed and accepted this 18 day of August, 2003.

/s/ GRAY FREDERICKSON Gray Frederickson, individually	/s/ MARK A. STANSBERRY Mark A. Stansberry, individually

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  EXHIBIT 10.2